Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO THE

SECONDED AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Mullen Automotive Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows.

FIRST:                The name of the Corporation is Mullen Automotive Inc.

SECOND:           That the Second Amended and Restated Certificate of Incorporation is hereby amended by striking out Article III(B), Sections 2(a), 2(b), and 2(c) in their entirety and substituting in lieu thereof the following:

“2. Liquidation Preference.

(a)    In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of the other series of Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price (as defined below), plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of these Amended and Restated Certificate of Incorporation, “Series B Original Issue Price” shall mean $8.84 per share for each share of the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series B Preferred Stock).

(b)    Upon the completion of the distribution required by subsection (a) of this Section 2, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any Proceeds to the holders of the Series A Preferred Stock or the Common Stock, and after the holders of the Series B Preferred Stock, by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price (as defined below), plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (b). For purposes of this Amended and Restated Certificate of Incorporation, “Series C Original Issue Price” shall mean $8.84 per share for each share of the Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series C Preferred Stock).

(c)    Upon the completion of the distribution required by subsections (a) and (b) of this Section 2, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any Proceeds to the holders of the Common Stock, by reason of their ownership thereof, $1.29 per share for each share of the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series A Preferred Stock), plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (c). Upon the completion of the distribution required by subsection (a), (b) and the first and second sentence of this subsection (c) of this Section 2, any remaining Proceeds available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata, based on the number of shares of Common Stock held by each (assuming full conversion of all such Preferred Stock).”

THIRD:              That the Second Amended and Restated Certificate of Incorporation is hereby further amended by striking out Article III(B), Section 5 in its entirety and substituting in lieu thereof the following:

                         “5. Voting rights. The holder of each share of Series B Preferred Stock and each share of Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock and/or Series C Preferred Stock, as applicable, could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of this corporation, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Until November 5, 2024 (the "Termination Date"), the holder of each share of Series A Preferred Stock shall have the right to one thousand (1,000) votes for each share of Series A Preferred Stock, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of this corporation, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote; provided, however, immediately upon the Termination Date, and with no further action necessary by the corporation or any holder of Series A Preferred Stock, the holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Series A Preferred Stock held, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of this corporation, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).”

FOURTH:          That the amendments within this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company were duly adopted in accordance with the provisions of Section 242 of the DGCL, and were approved by stockholders of the Corporation in accordance with Section 228 of the DGCL and shall become effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware

IN WITNESS WHEREOF, the undersigned officer has duly executed this Certificate of Amendment.

MULLEN AUTOMOTIVE INC.
By: /s/ David Michery
David Michery, Chief Executive Officer